UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C.  20549


                               Form 8-K

                            CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported):  October 29, 1997



                         Nine West Group Inc.
        (Exact Name of registrant as specified in its charter)

                               Delaware
            (State or other jurisdiction of incorporation)

         1-11161                                  06-1093855
(Commission File Number)           (IRS Employer Identification No.)

                          9 West Broad Street
                      Stamford, Connecticut 06902
               (Address of principal executive offices)

                            (314) 579-8812
         (Registrant's telephone number, including area code)







Item 5.    Other Events

   On May 1, 1997, the Company learned that on April 10, 1997, the Securities and Exchange Commission (the "SEC") entered a formal order of investigation of the Company. Based on conversations with the staff of the SEC dating back to the Fall of 1996, when an informal investigation was commenced, the Company believes that this investigation is primarily focused on the revenue recognition policies and practices of certain of the Company's divisions that were acquired from The United States Shoe Corporation in 1995. The Company has been cooperating fully with the staff of the SEC and intends to continue its cooperation. Based on the information presently available to it, the Company does not anticipate that the investigation of its revenue recognition policies and practices will have a material adverse financial effect on the Company.

   On October 29, 1997, the Company received a subpoena issued by the SEC in connection with its investigation requesting the Company to produce certain documents relating to the purchase by the Company of products manufactured in Brazil from 1994 to date, including documents concerning the prices paid for such products and the customs duties paid in connection with their importation into the United States. In addition, on October 29, 1997, the Company learned that the United States Customs Service has commenced an investigation of the Company relating to the Company's importation of Brazilian footwear from 1995 to date. The Company intends to cooperate fully with the staff of the SEC and the United States Customs Service in connection with these investigations. The Company believes that no issues exist in respect of its customs policies and practices. Therefore, based on the limited information presently available to it concerning these investigations, the Company does not anticipate that they will have a material adverse financial effect on the Company, although, in view of the preliminary stages of these investigations, no assurances can be given as to their ultimate impact on the Company.






                              SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      Nine West Group Inc.
                                      (Registrant)


                                      By:   /s/ Robert C. Galvin
                                          ---------------------------------
                                            Robert C. Galvin
                                            Executive Vice President, Chief
                                            Financial Officer and Treasurer


Date:  November 6, 1997